UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 5, 2021

Olema Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39712	30-0409740
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)
512 2nd Street, 4th Floor
San Francisco, California		94107
(Address of principal executive offices)		(Zip Code)

(415) 651-3316

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

◻	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
◻	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
◻	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
◻	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

	Trading	Name of each exchange
Title of each class	Symbol(s)	on which registered
Common Stock, $0.0001 par value per share	OLMA	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 5, 2021, Frank McCormick Ph.D., F.R.S., D.Sc. (Hon), a director of Olema Pharmaceuticals, Inc. (the “Company”), notified the Company of his decision to resign as a member of the Company’s Board of Directors (the “Board”), which resignation became effective immediately. Dr. McCormick’s resignation was not the result of any disagreement or dispute with the Company. In connection with Dr. McCormick’s resignation, Dr. McCormick and the Company entered into a consulting agreement, dated April 5, 2021, pursuant to which Dr. McCormick will provide advisory services on scientific matters to the Company.

On April 5, 2021, upon the recommendation of the Nominating and Corporate Governance Committee of the Board (the “Nominating Committee”), the Board appointed Yi Larson to the Board as a Class III director to fill the vacancy left by Dr. McCormick’s resignation, which appointment became effective immediately. Ms. Larson’s term will expire, along with the terms of the other Class III directors, at the Company’s annual meeting of stockholders in 2023. The Board also appointed Ms. Larson to serve as a member of the Nominating Committee.

There are no arrangements or understandings between Ms. Larson and any other persons pursuant to which she was selected as a director. The Board has determined that Ms. Larson qualifies as an independent director under the independence requirements set forth under Rule 5605(a)(2) of the Nasdaq Rules and listing standards. Additionally, there are no transactions involving the Company and Ms. Larson that the Company would be required to report pursuant to Item 404(a) of Regulation S-K.

In connection with her appointment to the Board and pursuant to the Company’s non-employee director compensation policy as currently in effect, Ms. Larson received initial equity awards as follows: (x) a nonstatutory stock option to purchase 21,520 shares of the Company’s common stock (the “Initial Grant”) and (y) a nonstatutory stock option to purchase 3,773 shares of the Company’s common stock (the “Partial Year Grant”). The Initial Grant will vest in a series of 36 successive equal monthly installments over the three-year period measured from the date of grant, subject to Ms. Larson’s continuous service through each applicable vesting date. The Partial Year Grant will vest in full on the date of the Company’s 2021 annual meeting of stockholders, subject to Ms. Larson’s continuous service through such date. Each grant is subject to the terms and conditions of the Company’s 2020 Equity Incentive Plan and its related agreements.

Pursuant to the Company’s non-employee director compensation policy, Ms. Larson will also be entitled to receive an annual cash retainer of $40,000, additional annual cash retainers for service on a Board committee (including $5,000 for service on the Nominating Committee), and an annual equity award of a nonstatutory stock option to purchase 21,520 shares of the Company’s common stock.

The Company has also entered into its standard form of indemnification agreement with Ms. Larson.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OLEMA PHARMACEUTICALS, INC.
Dated: April 6, 2021
	By:	/s/ John B. Moriarty, Jr.
John B. Moriarty, Jr.
Executive Vice President, Chief Legal Officer and Corporate Secretary